Exhibit (h)(2)

                           AHA INVESTMENT FUNDS, INC.
                                  FEE SCHEDULE


         AGREEMENT made as of the ___ day of _________, 2005, by and between AHA Investment Funds, Inc. (the "CLIENT"), and Forum Shareholder Services, LLC ("FORUM.")

         WHEREAS, Client and Forum have entered into a Transfer Agency Services Agreement (the "Services Agreement") that contemplates at Section 6 thereof a separate Fee Schedule to document the fees and expenses payable and reimbursable by Client to Forum.

         NOW THEREFORE, as contemplated by Sections 6.1 and 6.2 of the Service Agreement, Client and Forum hereby agree that:

1. TRANSFER AGENCY FEES. For its services under the Services Agreement, the Fees payable to Forum Shareholder Services, LLC shall be:

         (a) Base fee:

             o   $1,166 per month per Class

         (b) Shareholder account fees:

             o   $1.50 per month per shareholder account
             o   $1.00 per month per NSCC Level 3 shareholder account
             o   $0.25 per month per closed shareholder account

         (c) Other fees:

             o   Internet service fees (if applicable):
                 o   Client Remote Inquiry - None
                 o Shareholder Remote Inquiry/Trading/Account Opening - $500 per month per Fund

          (d) Reimbursable Expenses and Other Charges:

             o Out-of-pocket charges include banking services (DDA, wire, ACH, check/draft clearing/lock box), NSCC fees and expenses, fund paper stock (statement/confirmation/ application/envelope/stationary/checks/drafts), proxy solicitor, escheatment, anti-money laundering software and related audit, customer identification, SAS 70, communications, document preparation and insertion, postage and delivery services, reproduction and record storage and retention expenses

4. EFFECT OF FEE SCHEDULE. This Fee Schedule is an amendment to the Services Agreement, is subject to the terms of the Services Agreement and is executed by an authorized representative of each party. In the event of any conflict between

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the provisions of this Fee Schedule and the provisions of the Services
Agreement, the provisions of this Fee Schedule shall control. No provision of this Fee Schedule may be amended or modified in any manner except in a writing properly authorized and executed by the party against which such an amendment is sought to be enforced.

         IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

AHA INVESTMENT FUNDS, INC.                      Forum SHAREHOLDER Services, LLC


    By:                                             By:
       ---------------------------------            ------------------------
       Authorized Officer                           Lisa J. Weymouth, Director